EXHIBIT 23.1







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                              CONSENT OF ATTORNEYS



This office represents MarketU Inc. Reference is made to the Registration Statement of the Company whereby certain Selling Shareholders propose to sell up to 1,655,000 shares of the Company's common stock. Reference is also made to
Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


Very truly yours

HART & TRINEN, LLP
William T. Hart

Denver, Colorado
August 15, 2001